Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158666

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated July 23, 2009)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$425,000,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 3, 2009. On November 3, 2009, we filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to change our name from KAR Holdings, Inc. to KAR Auction Services, Inc. You should read this Prospectus Supplement No. 5 in connection with the prospectus, dated July 23, 2009, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009 and October 28, 2009. This Prospectus Supplement No. 5 is qualified by reference to the prospectus, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009 and October 28, 2009, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

November 3, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2009 (October 28, 2009)

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-148847	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

KAR Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors

On October 28, 2009, David I. Wahrhaftig resigned from the Board of Directors (the “Board”) of KAR Auction Services, Inc. (the “Company”) effective immediately, after having served on the Board since April 2007. Mr. Wahrhaftig was a member of the audit committee of the Board. Mr. Wahrhaftig’s resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

(d) Appointment of Director

On October 28, 2009, the Board elected Michael Goldberg as a director of the Company to fill the vacancy created by the resignation of Mr. Wahrhaftig. Mr. Goldberg has not been appointed to any committee of the Board at the time of this Current Report on Form 8-K (this “Report”), and is not expected to be named to any committee of the Board.

There is no arrangement or understanding between Mr. Goldberg and any other person pursuant to which Mr. Goldberg was elected to the Board. Mr. Goldberg currently serves as a managing director of Kelso & Company (“Kelso”). Certain relationships and related party transactions of the Company and affiliates of Kelso are described in the Company’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on September 14, 2009, as amended, under the heading “Certain Relationships and Related Party Transactions,” which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 3, 2009, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Certificate”) with the Secretary of State of the State of Delaware to change its name from KAR Holdings, Inc. to KAR Auction Services, Inc. The Certificate is filed as Exhibit 3.1 to this Report and is incorporated by reference herein.

Item 8.01	Other Matters.

On November 3, 2009, the Company issued a press release announcing its name change to KAR Auction Services, Inc. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of KAR Holdings, Inc., filed November 3, 2009

99.1	Press release of KAR Auction Services, Inc., dated November 3, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2009	KAR Auction Services, Inc.

/s/ ERIC M. LOUGHMILLER
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of KAR Holdings, Inc., filed November 3, 2009

99.1	Press release of KAR Auction Services, Inc., dated November 3, 2009

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

KAR HOLDINGS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

KAR Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the corporation is KAR Auction Services, Inc. (the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 3rd day of November, 2009.

KAR HOLDINGS, INC.

By:	/s/ Rebecca C. Polak
Name:	Rebecca C. Polak
Title:	Executive Vice President and
General Counsel

Exhibit 99.1

November 3, 2009 For Immediate Release Darci Valentine darci.valentine@adesa.com 317-249-4414

KAR Holdings Changes Name to KAR Auction Services

Carmel, IN—KAR Holdings, Inc., a leading provider of vehicle and salvage auction services in North America, today announced that the company has changed its name to KAR Auction Services, Inc.

“This name more accurately reflects the businesses and services that we as a company provide,” said KAR Auction Services CEO and Director Jim Hallett. “Our core business units — whole car auctions and salvage auctions — are fully complemented by AFC’s floorplan financing, e-business offerings, as well as PAR North America, AutoVIN, LiveBlock Auctions International and Dent Demon. This diversity provides our remarketing customers with a full spectrum of services.”

Reporting directly to Hallett, the KAR Auction Services’ executive team is comprised of:

•	ADESA President and CEO, Tom Caruso;

•	IAAI President and CEO, Tom O’Brien;

•	AFC President and CEO, Don Gottwald;

•	Executive Vice President and CFO, Eric Loughmiller;

•	Executive Vice President and CIO, John Nordin;

•	Executive Vice President, General Counsel and Secretary, Becca Polak;

•	Executive Vice President of International Markets and Strategic Initiatives, Benjamin Skuy; and

•	Executive Vice President of Enterprise Optimization, David Vignes.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

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